PROMISSORY NOTE

$5,000	Los Angeles, California
April 5, 2012

FOR VALUE RECEIVED, Genesis Biopharma, Inc., a Nevada corporation (“Debtor”), promises to pay to the order of Ayer Capital Partners Kestrel Fund, L.P. (“Lender”), the principal sum of Five Thousand Dollars ($5,000).

1. Maturity. Debtor shall repay the unpaid principal balance of the Note on the earlier of (i) the sale of $1,000,000 or more of Debtor’s securities, or (ii) May 4, 2012 (the “Maturity Date”).

2. Interest. This Note shall interest at a rate of 12% per annum; provided, however, that in the event that Debtor has not repaid this Note in full by the Maturity Date, this Note shall thereafter bear interest at a rate of 18% per annum from the date of this Note until the Note is paid in full.

3. Prepayment. This Note may be voluntarily prepaid at any time, in whole, but not in part.

4. Payment. Principal and interest shall be payable in lawful money of the United States and shall be made at 230 California Street, Suite 600, San Francisco, CA 94111, or at such other place as the Debtor shall have designated to Lender in writing for such purpose.

5. Miscellaneous.

(a) Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

(b) Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c) Time is of the essence hereof. Upon any default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

(d) The remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender's sole discretion and may be exercised as often as occasion therefor shall occur.

(e) If any provisions of this Note would require Debtor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Debtor shall instead pay interest under this Note at the highest rate permitted by applicable law.

(f) This Note shall be governed by and construed in accordance with and the laws of the State of California applicable to contracts wholly made and performed in the State of California.

(g) Debtor shall pay all reasonable costs and expenses, including reasonable attorneys' fees and disbursements, incurred in the collection or enforcement hereof.

IN WITNESS WHEREOF, Debtor has executed this Promissory Note as of the date first above written.

GENESIS BIOPHARMA, INC., a Nevada corporation

By:
Name: Title: